                                                                   EXHIBIT 99.01

                St. Joe Corporation
                Supplemental Calculation of Selected Consolidated Financial Data


   The following table calculates EBDDT (Gross), EBDDT (Net) and EBITDA (Gross) and EBITDA (Net) as set forth in Note (9) to Item 6. Selected Consolidated Financial Data.

                                             1997        1996       1995        1994       1993
                                             ----        ----       ----        ----       ----
Net income                                   35,453     176,022     73,819      42,109     32,643
Plus:
 Depreciation and amortization               32,527      28,758     28,551      27,612     26,216
 Deferred taxes                              11,898      52,829     18,757       6,754     16,674
 (Income) loss from discontinued operations      --       4,528    (44,461)     (4,253)    14,600
Less:
 Gain on sale of discontinued operations         --     (88,641)        --          --         --
 Gain on condemnation sales                      --     (97,391)        --          --         --
 Cumulative effect of accounting                 --          --         --          --         --
  adjustment                                     --          --         --          --     20,518)
 Gain on sales of other assets               (4,417)     (3,423)    (2,674)    (13,895)    (1,146)
                                           ------------------------------------------------------
EBDDT - Gross                                75,460      72,682     73,992      58,327     68,469
                                           ======================================================
Less 46% minority interest of FECI
 Depreciation                               (11,085)    (10,813)   (10,254)    (10,004)    (9,354)
 Deferred taxes                                 (47)        (70)    (1,328)     (3,255)    (2,601)
                                           ------------------------------------------------------
EBDDT - Net                                  64,328      61,799     62,410      45,068     56,514
                                           ======================================================

Income from continuing operations
 before income taxes and minority
 interest                                    94,374     189,028     66,087      85,129     67,294
Add back:
 Depreciation and amortization               32,527      28,758     28,551      27,612     26,216
 Interest expense                               389         600      2,235       1,982      1,644
Less:
 Gain on sales of other assets               (4,417)     (3,423)    (2,674)    (13,895)    (1,146)
 Condemnation sales                                     (97,391)
                                           ------------------------------------------------------
EBITDA - Gross                              122,872     117,572     94,199     100,828     94,008
                                           ======================================================

Less 46% minority interest of FECI
 Income before income taxes                 (28,960)    (22,134)   (19,574)    (25,609)   (17,591)
 Depreciation and amortization              (11,085)    (10,813)   (10,254)    (10,004)    (9,354)
 Interest expense                              (179)       (276)    (1,028)       (912)      (756)
 Gain on sales of other assets                  795       1,346        589       1,857        246
                                           ------------------------------------------------------
EBITDA - Net                                 83,443      85,695     63,931      66,161     66,553
                                           ======================================================